Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

(Yuichi Iwaki, M.D., Ph.D.)

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 1, 2007 (the “Effective Date”) by and between MEDICINOVA, INC, a Delaware corporation (“MediciNova”), and Yuichi Iwaki, M.D., Ph.D. (“Executive”), with reference to the following facts:

A. The Board of Directors of MediciNova (the “Board”) has determined that it would be in the best interests of MediciNova to enter into this Employment Agreement on the terms herein set forth.

B. Executive is willing to serve as an employee of MediciNova upon the terms and conditions herein set forth. In respect of such employment and as a prior Consultant to MediciNova, Executive has previously executed that certain Proprietary Information and Inventions Agreement (the “Proprietary Information and Inventions Agreement”) in form requested by MediciNova, which is incorporated by reference in this Agreement as though fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have their respective meanings:

1.1 “Cause” shall mean (as shall reasonably be determined by the Board): (i) any intentional failure to perform Executive’s obligations, services or duties under this Agreement or any other agreement or arrangement between Executive and MediciNova regarding employment or consulting services to be rendered by Executive to MediciNova, other than an immaterial violation which is remedied upon reasonable notice; (ii) failure to achieve performance levels for MediciNova consistent with MediciNova’s goals, as determined by the Board in good faith and following appropriate inquiry; (iii) any violation of MediciNova policy, other than an immaterial violation which is remedied upon reasonable notice; (iv) any willful neglect of Executive’s duties to MediciNova or gross misconduct; (v) any failure to protect MediciNova’s trade secrets; or (vi) any commission of any crime or criminal offense involving moral turpitude.

1.2 “Total and Permanent Disability” shall have the meaning ascribed to such term in Section 22 of the Internal Revenue Code of 1986, as amended.

2. Duties. Subject to the terms and provisions of this Agreement, Executive is employed by MediciNova as an executive employee of MediciNova. Executive’s specific position shall be as the Chief Executive Officer and President of MediciNova; provided, however, that Executive may be reassigned by the Board to another executive position with MediciNova (or another position of similar responsibility) at such time as the Board (excluding Executive) reasonably agrees upon another Chief Executive Officer and President. Executive covenants to perform Executive’s employment duties in good faith. Executive shall at all times during the performance of this Agreement strictly adhere to and obey any and all rules and regulations now in effect or as subsequently adopted and/or modified governing the conduct of MediciNova employees and/or executives (the “Employment Policies”). In the event of any conflict between the provisions of this Agreement and any of the Employment Policies, the provisions of this Agreement shall control. A default under any the Employment Policies, except to the extent necessary or appropriate to comply with the provisions of this Agreement, shall be a default under this Agreement.

3. Exclusive Services. Executive’s entire business time, attention, energies, skills, learning and best efforts shall be devoted to the business of MediciNova; provided, however, that this Section 3 shall not be construed as preventing Executive from participating in social, civic or professional associations or engaging in passive outside investment activities which may require a limited portion of time and effort to manage, consistent with any Employment Policies and so long as such activities do not interfere with the performance of Executive’s duties nor compete, in any way, with the products or services offered by or through MediciNova.

4. Term of Employment. The term of this Agreement shall continue until such time as the employment of Executive is terminated pursuant to Section 7 below; provided, however, that this Agreement shall automatically terminate upon the death or Total and Permanent Disability of Executive.

5. Compensation. For all services rendered by Executive to MediciNova, MediciNova shall pay/provide to Executive the following:

*	base compensation at the rate of $452,000 per annum (the “Base Compensation”);

*

periodic bonuses determined within the sole discretion of the Board (or any committee of the Board which is appointed to consider matters relating to executive compensation) but with reference to amounts paid to other executives and/or employees of MediciNova;

*	grants of equity-based compensation within the sole discretion of the Board (or any committee of the Board which is appointed to consider matters relative to equity-based compensation);

*

such group medical and life insurance and participation in other benefit plans as shall be made available for executives of MediciNova (with amounts and levels of participation therein determined with reference to other executives and/or employees of MediciNova); and

*	an annual amount of vacation days consistent with amounts available for other executives of MediciNova (but, in any event, no fewer than 10 days)(collectively, the “Compensation Package”).

6. Adjustments. The amount of Base Compensation may be adjusted as of each anniversary of the Effective Date (beginning on the first anniversary) by an amount upon which the Board and Executive shall mutually and reasonably agree at or about that time. Compensation under the Compensation Package shall be paid to Executive less required deductions for Social Security, withholding taxes and other authorized deductions and at times when executives of MediciNova normally receive their compensation.

7. Termination. The employment of Executive may be terminated at any time by:

7.1 Mutual agreement of MediciNova and Executive evidenced in writing;

7.2 Action of the Board without prior notice to Executive if the Board reasonably shall establish that (i) Executive is in material default in the performance of Executive’s obligations, services or duties hereunder, or has materially breached any provision of this Agreement, or (ii) MediciNova otherwise has Cause to terminate Executive’s employment (although the right of termination of Executive’s employment under this Section 7.2 shall not be in limitation of any other right or remedy MediciNova may have under this Agreement or otherwise);

7.3 Upon the death or Total and Permanent Disability of Executive; or

7.4 Upon three months’ written notice by either party to the other indicating the desire of the notifying party, in its sole discretion, to terminate the employment of Executive hereunder.

8. Compensation Upon Termination. In the event that the employment of Executive is terminated pursuant to Section 7 above, Executive shall be terminated without compensation other than for accrued salary and other accrued amounts; provided, however, that if such employment is terminated at MediciNova’s option pursuant to Section 7.4 above, then Executive shall be entitled to such severance payment(s) as shall be provided for (if any) by the Employment Policies in effect at that time; and provided, further, that in lieu of the three months’ notice provided by Section 7.4 above, MediciNova may provide Executive with an amount equal to three-fourths (3/4) of Executive’s annual Base Compensation which shall be applicable at the time of Executive’s termination of employment with MediciNova. Except as provided in the immediately preceding sentence (if applicable), Executive is entitled to no other compensation upon termination.

9. Option to Hire Executive as Consultant. Upon any termination of Executive’s employment under this Agreement, either pursuant to Section 7 above or otherwise, MediciNova shall have the option (in MediciNova’s discretion) to engage Executive as a consultant on a quarterly basis commencing on the effective date of termination of Executive’s employment (the “Termination Date”) and continuing for a period of up to one (1) year following the Termination Date (or, if longer, the period terminating on the date which is three (3) years after the Effective Date). MediciNova’s rights under this Section 9 shall lapse if MediciNova has not provided Executive with written notice of MediciNova’s intent to exercise its rights hereunder prior to the later of (i) the Termination Date (e.g., in the event of a voluntary termination under Section 7.4 above) and (ii) thirty (30) days following notice of such termination (e.g., in the event of an involuntary termination under Section 7.2 above). As a consultant, Executive’s duties shall include devoting attention to those matters reasonably requested by the Board but which will not interfere (as to time required) with the opportunity to maintain other employment consistent with this Section 9. During any period for which Executive is engaged to perform consulting services for MediciNova under this Section 9, Executive agrees that Executive shall not:

9.1 Carry on directly or indirectly, whether or not for compensation (as proprietor, partner, stockholder (except that a less than one percent (1%) ownership in a public corporation shall be permitted), officer, director, agent, employee, consultant, trustee, affiliate or otherwise), any business which is, or as a result of Executive’s engagement or participation would become, competitive with or adverse to the business of MediciNova as it exists as of the Termination Date;

9.2 Permit Executive’s name to be used by any business competitive in any respect with the business of MediciNova as it exists as of the Termination Date;

9.3 Solicit or divert, or attempt to call on, solicit or divert, any customer of MediciNova with whom Executive became acquainted during Executive’s employment or affiliation with MediciNova, either for Executive or for any other person, firm or corporation; or

9.4 Induce or attempt to induce any person who is an employee, agent or consultant of MediciNova to leave the employ of MediciNova.

Without limiting the other provisions of this Agreement, (i) Executive acknowledges and agrees that it is impossible to measure in money the damages which will befall MediciNova by reason of Executive’s failure to perform any of the obligations set forth in this Section 9, (ii) Executive acknowledges that MediciNova shall be entitled to enforce Executive’s obligations under this Section 9 by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief, (iii) Executive agrees (to the maximum extent permitted by law) to have the provisions of this Section 9 specifically enforced against Executive by any court of equity and (iv) Executive consents to the entry of injunctive relief against Executive enjoining or restraining any violation or threatened violation of the provisions of this Section 9.

10. Compensation for Consulting Services. For each quarter (i.e., three-month period) that Executive provides consulting services to MediciNova pursuant to the option of MediciNova contained in Section 9 above, MediciNova shall pay Executive a sum equal to fifteen percent (15%) of Executive’s annual Base Compensation which shall be applicable at the time of Executive’s termination of employment with MediciNova (prorated for any period of less than a quarter). The parties expressly agree that when Executive is performing consulting services for MediciNova, Executive is acting as an independent contractor. Therefore, Executive shall be solely liable for Social Security and income taxes that result from Executive’s compensation as a consultant. In addition, Executive shall not be entitled to any other benefits including, without limitation, such group medical, life and disability insurance and other benefits as may be provided to employees and/or executives of MediciNova.

11. Dispute Resolution Procedure. Any dispute arising out of or related to the employment relationship created hereby, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, to the maximum extent permitted by law, shall be resolved by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where Section 11.4 below specifically allows a different remedy. The following dispute resolution procedure shall apply:

11.1 The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

11.2 The responding party shall furnish a statement of the relief, if any, that it is willing to provide, and the witnesses or documents that support its position as to the appropriate action. The parties can mutually agree to waive this step. If the matter is not resolved at this step, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. MediciNova will pay the cost of the mediation.

11.3 If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list. The arbitrator shall have the authority to determine whether the conduct complained of in Section 11.1 violates the rights of the complaining party and, if so, to grant any relief authorized by law, subject to the exclusions of Section 11.4 below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties. In addition, the arbitrator shall not have the authority to require MediciNova to change any lawful policy or benefit plan. The hearing shall be transcribed. MediciNova shall bear the costs of the arbitration if Executive prevails. If MediciNova prevails, Executive will pay half the cost of the arbitration or $500, whichever is less. Each party shall be responsible for paying its own attorneys fees.

Arbitration shall be the exclusive final remedy for any dispute between the parties, to the maximum extent permitted by law, including but not limited to disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in Section 11.1 and Section 11.2 above.

The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided, however, that either party may bring an action in a court of competent jurisdiction regarding or related to matters involving MediciNova’s confidential, proprietary or trade secret information, or regarding or related to inventions that Executive may claim to have developed prior to joining MediciNova or after joining MediciNova, pursuant to California Labor Code 2870. The parties further agree that, for violations of Executive’s confidentiality, proprietary information or trade secret obligations which the parties have elected to submit to arbitration, MediciNova retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

11.4 MediciNova reserves the right to modify, change or cancel this provision upon thirty (30) days written notice. However, such cancellation shall not affect matters which have already been submitted to arbitration.

12. Confidentiality and Inventions. Executive recognizes that MediciNova has and shall continue to have and develop information, knowledge and rights regarding inventions, confidential information, products, services, future plans, business affairs, processes, trade secrets, technical matters, customer lists, experimental designs and items of intellectual property. Executive hereby confirms and ratifies the Proprietary Information and Inventions Agreement (which is incorporated herein by reference) and agrees to execute and deliver to MediciNova any other similar agreement(s) presented to Executive by MediciNova from time to time.

13. Section Headings. The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

14. Survival. The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter.

15. Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided, however, that any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

16. Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

17. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and the successors, assigns and affiliates of MediciNova, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

18. Assignment. MediciNova may, in its sole discretion, assign its rights and obligations, in whole or in part, to any parent, subsidiary or affiliate of MediciNova. This Agreement shall be binding upon the heirs, executors, successors and assigns of Executive. This Agreement contemplates the rendition of personal services by Executive and Executive may not assign this Agreement or delegate Executive’s responsibilities hereunder.

19. Entire Agreement. Except for the Proprietary Information and Inventions Agreement and one or more similar agreements between MediciNova and Executive as may exist from time to time, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof and no representation, inducement, promise or agreement, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom or which such modification, termination or waiver is sought to be enforced.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MediciNova:

MediciNova, Inc., a Delaware corporation

By:	/s/ Shintaro Asako
Name:	Shintaro Asako, CPA
Title:	Chief Financial Officer

Executive:

/s/ Yuichi Iwaki
Name:	Yuichi Iwaki, M.D., Ph.D.